Exhibit 10.3

PACIFICORP

EXECUTIVE VOLUNTARY DEFERRED COMPENSATION PLAN

(as restated effective as of January 1, 2005)

PACIFICORP

EXECUTIVE VOLUNTARY DEFERRED COMPENSATION PLAN

PacifiCorp hereby amends and restates the PacifiCorp Compensation Reduction Plan, most recently restated effective as of January 1, 2002 (“Plan”) for the benefit of certain Employees and other Participants. The primary purpose of the Plan is to provide additional compensation to Participants upon termination of employment or service with the Employer. The Employer will pay benefits under the Plan only in accordance with the terms and conditions set forth in the Plan. This Plan is a restated plan effective as of January 1, 2005, with respect to all provisions of the Plan necessary to bring the Plan into compliance with Code §409A, including, but not limited to, the applicable provisions of Sections 2.02, 2.05, Article IV, Section 5.01(A) and Section 6.03, and any applicable definitions. All other provisions of the Plan shall be effective as of January 1, 2007, and for the period January 1, 2005 through December 31, 2006, the provisions of the Plan prior to this restatement shall apply.

PREAMBLE

Plan Type. The Plan is an unfunded nonqualified deferred compensation plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” (“top-hat plan”).

Possible Nonuniformity. The Employer need not provide the same Plan benefits or apply the same Plan terms and conditions to all Participants, even as to Participants who are of similar pay, title and other status with the Employer. The Employer may create a separate exhibit for one or more Participants, specifying such terms and conditions as are applicable to a given Participant. The Employer, in a separate exhibit, may modify any Plan provision with respect to one or more Participants.

I. DEFINITIONS

1.01 “Account” means the account the Employer establishes under the Plan for each Participant and as applicable means a Participant’s Elective Deferral Account, or Employer Contribution Account. An Elective Deferral Account shall consist of subaccounts as selected by the Participant, and which shall be a Retirement Account, an In-Service Account and an Education Account.

1.02 “Accrued Benefit” means the total dollar amount credited to a Participant’s Account.

1.03 “Applicable Guidance” means Treasury Regulations issued pursuant to Code §409A, or other written Treasury or IRS guidance regarding Code §409A, which is in addition to IRS Notice 2005-1 (“Notice 2005-1”).

1.04 “Base Salary” means a Participant’s compensation consisting only of regular annual salary and excluding any other compensation.

1.05 “Beneficiary” means the person or persons entitled to receive Plan benefits in the event of a Participant’s death.

1.06 “Change in Control” of the Employer means a change: (i) in the ownership of the Employer; (ii) in the effective control of the Employer; or (iii) in the ownership of a substantial portion of the assets of the Employer, within the meaning of Notice 2005-1, Q/As 11-14 or in Applicable Guidance.

1.07 “Change in the Employer’s Financial Health” means an adverse change in the Employer’s financial condition as described in Applicable Guidance.

1.08 “Code” means the Internal Revenue Code of 1986, as amended.

1.09 “Compensation” means Base Salary, performance awards annual incentive bonuses (other than Employer long term incentive awards), and fees for serving as a member of an Advisory Board (See definition of Participant below). Inclusion of any other forms of compensation is subject to approval of the Employer.

1.10 “Disability” means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) is unable to engage in any substantial gainful activity; or (ii) is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

1.11 “Deferred Compensation” means the Participant’s Account Balance attributable to Elective Deferrals and Employer Contributions and includes Earnings on such amounts. “Compensation Deferred” is Compensation that the Participant or the Employer has deferred under this Plan.

1.12 “Earnings” means the notional earnings, gain and loss applicable to a Participant’s Account as described in Section 5.02.

1.13 “Effective Date” of the Plan as amended and restated is January 1, 2005 as to the provisions relating to compliance with Code §409A and is January 1, 2007 as to all other provisions (See the opening paragraph of the Plan).

1.14 “Elective Deferral” means Compensation a Participant elects to defer into the Participant’s Account under the Plan.

1.15 “Elective Deferral Account” means the portion of a Participant’s Account attributable to Elective Deferrals and Earnings thereon (and which shall consist of Retirement, In-Service and Education subaccounts).

1.16 “Employee” means a person providing services to the Employer in the capacity of a common law employee of the Employer.

1.17 “Employer” means PacifiCorp, an Oregon corporation.

1.18 “Employer Contribution” means amounts, if any, the Employer contributes or credits to an Account under the Plan, excluding Elective Deferrals.

1.19 “Employer Contribution Account” means the portion of a Participant’s Account attributable to Employer Contributions and Earnings thereon.

1.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21 “Participant” means an Employee of the Employer who has met the eligibility requirements of Section 2.01 and who has accrued a benefit under the Plan, and Participant also means a member of the Rocky Mountain Power Regional Advisory Board and a member of the Pacific Power Regional Advisory Board (together the “Advisory Boards”) and who has accrued a benefit under the Plan.

1.22 “Performance-Based Compensation” means such amounts described in Applicable Guidance.

1.23 “Plan” means the PacifiCorp Executive Voluntary Deferred Compensation Plan. For purposes of applying Code §409A requirements: (i) this Plan is an account balance plan under Notice 2005-1; (ii) this plan constitutes a separate plan for each Participant; and (iii) except as the Plan otherwise provides, all Deferred Compensation for a Participant is aggregated with that Participant’s deferrals under any other account balance nonqualified deferred compensation plan of the Employer in which the Participant participates.

1.24 “Retirement Age” means a Participant’s attainment of age 55 or, for any Participant who was a Participant in the Plan on December 31, 2006, age 50 with 5 “Years of Participation” in the PacifiCorp Supplemental Executive Retirement Plan (the “SERP”), as such term is defined in the SERP, and 15 “Years of Service” in the PacifiCorp Retirement Plan, as such term is defined in the PacifiCorp Retirement Plan.

1.25 “Separation from Service” means an Employee’s termination of employment with the Employer or as otherwise defined in Applicable Guidance.

1.26 “Specified Employee” means a Participant who is described in Code §416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Employer (or of a member of the same group of controlled entities as Employer) is publicly traded on an established securities market or otherwise.

1.27 “Specified Time or Pursuant to a Fixed Schedule” means a specific time or schedule (but not the occurrence of an event) as a Participant or Employer payment election may specify, and otherwise as described in Applicable Guidance.

1.28 “State” means: (i) one of the fifty states of the United States or the District of Columbia, or (ii) a political subdivision of a State, or any agency or instrumentality of a State or its political subdivision. A State does not include the federal government or an agency or instrumentality thereof.

1.29 “Substantial Risk of Forfeiture” means as to 409A Amounts (described in Article VII), Deferred Compensation which is payable conditioned: (i) on the performance of substantial future services by any person including the Participant; or (ii) on the occurrence of a condition related to a purpose of the Deferred Compensation, and where under clause (i) or (ii) the possibility of forfeiture is substantial. A Substantial Risk of Forfeiture does not include any addition of a condition after commencement of the service period to which the Deferred Compensation relates or to the extension of any period to which a Substantial Risk of Forfeiture applies. Deferred Compensation is not subject to a Substantial Risk of Forfeiture merely because payment is conditioned on the Participant’s refraining from performing services. A Substantial Risk of Forfeiture also means those events or cirucmstances as described in Notice 2005-1, Q/A-10 or in Applicable Guidance.

1.30 “Taxable Year” means the 12 consecutive month period ending each December 31.

1.31 “Trust” means a trust described in Section 5.01.

1.32 “Unforeseeable Emergency” means: (i) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code §152(a)) of the Participant; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount of the distribution may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

1.33 “Valuation Date” means the last day of each calendar month and such other dates as the Employer may determine.

1.34 “Vested” means Deferred Compensation which is not subject to a Substantial Risk of Forfeiture or to a requirement to perform further services for the Employer.

II. PARTICIPATION

2.01 Participant Designated. The Chairman of the Board of Directors of the Employer shall designate and approve the Employees who are eligible to participate in the Plan, such designation to be either by name, job title or other classification. The Chairman may also notify any Participant, including any Advisory Board member, that he or she is no longer eligible to make future deferrals into the Plan. Such termination of eligibility shall be effective as of January 1 following such written notification by the Chairman to the individual.

2.02 Elective Deferrals. Participants may make separate Elective Deferrals to their Accounts with respect to Base Salary and Compensation that is not Base Salary. All elections to defer shall terminate upon Separation from Service, Disability or a distribution based on an Unforeseeable Emergency.

(A) Limitations. The maximum Elective Deferral for Base Salary is 50%. There is no limit for Compensation that is not Base Salary. The minimum Elective Deferral for any type of Compensation is 1%.

(B) Form and Timing. A Participant must make his/her Elective Deferral election on an election form the Employer provides for that purpose. A Participant must deliver his/her election to the Employer prior to the beginning of the Taxable Year for which it is to go into effect (or at such other time as Applicable Guidance may provide).

(C) New Participant. If an Employee first becomes a Participant on a date which is not the first day of a Taxable Year, the Participant must make and deliver his/her Elective Deferral election for that Taxable Year not later than 30 days after the Participant becomes a Participant. The election may apply only to Compensation for services the Participant performs subsequent to the date the Participant delivers the election to the Employer. For Compensation that is earned for a specified performance period, including an annual bonus, and where the new Participant makes an Elective Deferral election after the service period commences, the Employer will pro rate the election by multiplying the performance based Compensation by the ratio of the number of days left in the performance period at the time of the election, over the total number of days in the entire performance period.

(D) Performance-Based Compensation. As to any Performance-Based Compensation based on services performed over a period of at least 12 months, a Participant may elect for a period up to 6 months before the end of the service period to defer such Compensation, provided that the Participant: (i) continuously must perform services from a date no later than the date the Employer establishes the performance criteria and at least through the date of the Participant’s election; and (ii) may not make an election after the Compensation has become substantially certain to be paid and is readily ascertainable.

(E) Election Duration. A Participant’s Elective Deferral election applies only to the Participant’s Compensation earned in the next Taxable Year following the Taxable Year in which the Participant makes the election. A Participant, subject to Plan requirements regarding election timing, including those in Article VII, may make a new election, or revoke or modify an existing election effective no earlier than for the next Taxable Year.

2.03 Employer Contributions. In each Taxable Year, the Employer may make discretionary Employer Contributions for any or all Participants, which need not be uniform among Participants.

2.04 Allocation Conditions. There are no conditions generally applicable to receive an allocation of Employer Contributions, unless the Employer establishes conditions with respect to a particular discretionary Employer Contribution.

2.05 Timing. The Employer may elect to make any Employer Contribution for a Taxable Year at such times as Code §409A or Applicable Guidance may permit.

2.06 Administration. The Employer will administer all Employer Contributions in the same manner as Elective Deferrals, except as the Plan otherwise provides. The Employer will credit any Elective Deferrals to a Participant’s Account as soon as practicable after the date the amount of the Elective Deferral would otherwise have become due and payable to the Participant and will credit any Employer Contributions to a Participant’s Account as soon as practicable after the date of the amount of the Employer Contribution is determined. Any Employer Contribution is not subject to an immediate Participant right to elect a cash payment in lieu of the Employer Contribution and such amounts are payable only in accordance with the Plan terms.

III. VESTING AND FORFEITURE

3.01 Vesting Schedule. Participants shall always be immediately one hundred percent (100%) vested in their Elective Deferral Accounts. The Employer may separately establish a vesting schedule for any Employer Contributions.

3.02 Application of Forfeitures. A Participant will forfeit any non-Vested Accrued Benefit upon Separation from Service. The Employer will keep all forfeitures.

IV. BENEFIT PAYMENTS

4.01 Separation from Service or Death. The Plan will pay to the Participant the Vested Accrued Benefit held in the Participant’s Account following the earlier of the Participant’s Separation from Service or death. Payment will commence at the time and payment will be made in the form and method specified under Section 4.03. In the event of the Participant’s death, the Plan will pay to the Participant’s Beneficiary the Participant’s Vested Accrued Benefit or any remaining amount thereof if benefits to the Participant already have commenced, in accordance with the Participant’s election.

(A) Distribution to Specified Employees. Notwithstanding anything to the contrary in the Plan or in a Participant or Employer payment election, the Plan may not distribute to a Specified Employee, based on Separation from Service, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death).

4.02 Other Payment Events. In addition to the payment events under Section 4.01, the Plan will pay to a Participant all or any part of the Participant’s Account: (i) at a Specified Time or Pursuant to a Fixed Schedule elected by the Participant with respect to Education and In-Service subaccounts; or (ii) based upon an Unforeseeable Emergency. Payment will commence at the time and payment will be made in the form and method specified under Section 4.03.

4.03 Form, Timing and Method/ Payment Election. All distributions will be in cash. Subject to the provisions of this paragraph, a Participant shall make an initial payment election as to the method of payment under Section 4.03(A) and may make a change to an election under Section 4.03(B). Until the Plan completely distributes a Participant’s Vested Accrued Benefit, the Plan will continue to credit the Participant’s Account with Earnings, in accordance with Section 5.02. Except as provided below, a Participant may elect either a lump sum payment or substantially equal annual installments (not to exceed 10) with respect to a Retirement subaccount and an In-Service subaccount. If no election is made as to method, payment shall be made in a lump sum. Distribution from an Education subaccount may only be made in 4 substantially equal annual installments. Distributions from a Retirement Account as a result of Separation from Service after Retirement Age shall be made (or commence) in January following the calendar year in which Separation from Service occurs. Distributions from an In-Service subaccount, an Education subaccount, or a Retirement subaccount, when a Separation from Service occurs prior to Retirement Age (including death prior to Retirement Age), shall be made as soon as administratively practicable following the date of Separation from Service (or death), and shall be made in a lump sum payment (except that payments from the remaining account balance in an Education subaccount or In-Service subaccount, where payments have already commenced prior to Separation from Service, shall continue to be made under the schedule then in effect). Payments made because of Unforeseeable Emergency shall be made (or commence) as soon as administratively practicable following such event. Disability shall not be treated as a distribution event. In the event of death after attaining Retirement Age or after payments from an Account have begun, a lump sum payment to the Beneficiary shall be made as soon as administratively practical after date of death if the Participant had previously elected a lump sum distribution to the Beneficiary pursuant to Section 4.03(A) (initial payment election) or pursuant to Section 4.03(B)(1) (change to payment election).

(A) Initial Payment Election. A Participant, as to an In-Service subaccount shall make an initial payment election with respect to a Specified Time and a Fixed Schedule at the time of the Participant’s first Elective Deferral election into such subaccount. A Participant, as to an Education subaccount, shall make an initial election with respect to a Specified Time at the time of the Participant’s first Elective Deferral election into such subaccount (the Fixed Schedule being 4 substantially equal annual payments). As to a Retirement subaccount, a Participant shall make an initial payment election as to a method of payment (Fixed Schedule) at the time of his or her first deferred election into such subaccount (the Specified Time being upon Separation of Service as provided in Section 4.03 above). A Participant shall make any permissible initial payment election on a form the Employer provides for that purpose. At the time of any such first Elective Deferral election into any Account, a Participant may elect to have a lump sum payment made to his or her Beneficiary in lieu of the form of payment that otherwise has been selected for payout during the Participant’s life.

(B) Changes to Payment Election. A Participant may change the Participant’s initial payment election (or change election) as to any or all Deferred Compensation, including any Plan default payment applicable in the absence of an election. Any such change election must comply with this Section 4.03(B). A Participant must make any change election on a form the Employer provides for such purpose.

(1) Conditions on Changes to Payment Elections. Any Participant change election: (i) may not take effect until at least 12 months following the date of the change election; (ii) must result in the first payment under the change election being made not earlier than 5 years following the date upon which the originally-elected payment would have been made (except if payment is on account of death, or Unforeseeable Emergency); and (iii) if the change election relates to a Participant’s previous election of a Specified Time or Fixed Schedule, the Participant must make the change election not less than 12 months prior to the date of the first scheduled payment under the election being changed (or, in the case of installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).

(2) Definition of “Payment.” Except as otherwise provided in Section 4.03(B)(3), a “payment” for purposes of applying Section 4.03(B)(1) is each separately identified amount the Plan is obligated to pay to a Participant on a determinable date and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the Employer can objectively determine the amount. A payment includes the provision of any taxable benefit, including payment in cash or in-kind. A payment includes, but is not limited to, the transfer, cancellation or reduction of an amount of Deferred Compensation in exchange for benefits under a welfare benefit plan, fringe benefits excludible under Code §§119 or 132, or any other benefit that is excluded from gross income.

(3) Installment Payments. A series of installment payments will be treated as a single payment. For purposes of this Section 4.03(B)(3), a “series of installment payments” means payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years, except to the extent that any increase in the payment amounts reflects reasonable Earnings through the date of payment.

(4) Coordination with Anti-Acceleration Rule. In applying Section 4.03(C), “payment” means as described in Sections 4.03(B)(2) and (3). A Participant under a change payment election may change the form of payment to a more rapid schedule (including a change from installments to a lump-sum payment) without violating Section 4.03(C), provided any such change remains subject to the change payment election provisions under this Section 4.03(B). Accordingly, if the Participant’s payment change election modifies the payment method from installments to a lump-sum payment, a change payment election must satisfy Section 4.03(B)(1) measured from the first installment payment. If a change payment election only modifies the timing of an installment payment, the change payment election must apply to each installment and must satisfy Section 4.03(B) measured from each installment payment.

(C) No Acceleration. Neither the Employer nor the Participant may accelerate the time or schedule of any Plan payment except as Applicable Guidance may permit. For this purpose, the following are not an acceleration: (i) a payment required under a domestic relations order under Code §414(p)(1)(B); (ii) a payment required under a certificate of divestiture under Code §1043(b)(2); or (iii) a payment to pay the FICA tax (and income tax withholding related to the FICA) on the Deferred Compensation.

(D) Cash-Out Upon Separation. Notwithstanding a Participant’s payment election or any contrary Plan terms, the Plan will distribute in a single cash payment the entire Vested Accrued Benefit of a Participant who has incurred a Separation from Service (including Grandfathered and 409A Amounts) where the Participant’s Vested Accrued Benefit does not exceed $10,000. The Employer will make any payment under this Section 4.03(D) in January in the calendar year following the calendar year of the Participant’s Separation from Service.

4.04 Withholding. The Employer will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law, including Notice 2005-1 and Applicable Guidance.

4.05 Beneficiary Designation. A Participant may designate a Beneficiary (including one or more primary and contingent Beneficiaries) to receive payment of any Vested Accrued Benefit remaining in the Participant’s Account at death. The Employer will provide each Participant with a form for this purpose and no designation will be effective unless made on that form and delivered to the Employer. A Participant may modify or revoke an existing designation of Beneficiary by executing and delivering a new designation to the Employer. In the absence of a properly designated Beneficiary, the Employer will pay a deceased Participant’s Vested Accrued Benefit to the Participant’s surviving spouse and if no spouse, to the Participant’s children, including adopted children, in equal shares, and if no spouse or children, to the Participant’s estate. If a Beneficiary is a minor or otherwise reasonably determined by the Employer to be legally incompetent, the Employer may cause the Plan or Trust to pay the Participant’s Vested Accrued Benefit to a guardian, trustee or other proper legal representative of the Beneficiary. Payment by the Employer of the deceased Participant’s Vested Accrued Benefit to the Beneficiary or proper legal representative of the Beneficiary completely discharges the Employer, the Plan and Trust of all further obligations under the Plan.

4.06 Administration of Payment Date(s). The Employer may cause the Plan or Trust to pay a Participant’s Vested Accrued Benefit on any date that is administratively practicable following any Plan specified payment date or the date specified in any valid payment election.

V. TRUST ELECTION AND PLAN EARNINGS

5.01 Unfunded Plan/Trust Election. The Employer intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including assets held in any Account under the Plan except as the Plan otherwise permits. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay. If the Employer elects to create a Trust, the applicable provisions of the Plan continue to apply, including those of this Section 5.01. The Trustee will pay Plan benefits in accordance with the Plan terms or upon the Employer’s direction consistent with Plan terms. The Employer intends to make notional contributions in lieu of actual contributions to the Plan, and the Employer, therefore, may elect not to invest any Plan contributions. If the Employer elects to invest any Plan contributions, such investments may be held for the Employer’s benefit in providing for the Employer’s obligations under the Plan or for such other purposes as the Employer may determine. Any assets held in Plan Accounts remain subject to claims of the Employer’s general creditors and no Participant’s or Beneficiary’s claim to Plan assets has any priority over any general unsecured creditor of the Employer.

(A) Restriction on Trust Assets. If an Employer establishes, directly or indirectly, a Trust (or any other arrangement Applicable Guidance may describe), the Trust and the Trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the Deferred Compensation, in which case the Employer may, in its sole discretion, choose to establish a Trust outside the United States to cover the obligations of Participants who perform outside the United States substantially all services giving rise to the Deferred Compensation . The Trust may not contain any provision limiting the Trust assets to the payment of Plan benefits upon a Change in the Employer’s Financial Health, even if the assets remain subject to claims of the Employer’s general creditors. For this purpose, the Employer, upon a Change in the Employer’s Financial Health, may not transfer Deferred Compensation to the Trust. Any Trust the Employer establishes under this Plan shall be further subject to Applicable Guidance, compliance with which is necessary to avoid the transfer of assets to the Trust being treated as a transfer of property under Code § 83.

5.02 Notional Earnings. The Employer, under the Plan, periodically will credit notional Plan contributions with a determinable amount of notional Earnings (at a specified fixed or floating interest rate or other specified index or indices based on established and published financial investment benchmarks) to each Participant’s Account. The Participant has the right to direct the investment of the Participant’s Account pursuant to conditions established by the Employer. This right is limited strictly to investment direction and the Participant will not be entitled to the distribution of any Account asset except as the Plan otherwise permits. Except as otherwise provided in the Plan or Trust, all Plan assets, including all incidents of ownership, at all times will be the sole property of the Employer.

VI. MISCELLANEOUS

6.01 No Assignment. Except with respect to a payment required under a domestic relations order under Code §414(p)(l)(B), no Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Account. Prior to actual payment, a Participant’s Account is not subject to the debts, judgments or other obligations of the Participant or Beneficiary and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.

6.02 Not Employment Contract. This Plan is not a contract for employment between the Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer, and benefits under the Plan are limited to payment of a Participant’s Vested Accrued Benefit in accordance with the terms of the Plan.

6.03 Amendment and Termination.

(A) Amendment. The Chairman of the Board of Directors of the Company reserves the right to amend the Plan at any time to comply with Code §409A, Notice 2005-1, Prop. Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Chairman may make any such amendments effective immediately.

(B) Termination. The Employer, by action of the Board, may terminate, but is not required to terminate, the Plan and distribute Plan Accounts under the following circumstances; provided, however, that with respect to termination under subsections (2), (3) and (4) below, the Employer must receive written approval of such termination from any Participant who was a Participant in the Plan on the effective date of the closing of the transaction that resulted in the acquisition of the Employer by MidAmerican Energy Holdings Company, and provided further that failure to obtain approval from any such Participant shall result only in the continuation of the Plan for such Participant and shall not affect termination of the Plan with respect to all other Participants (This proviso shall not limit the Employer from terminating the right to make future contributions to the Plan.):

(1) Dissolution/Bankruptcy. The Employer may terminate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture; or (iii) in which the payment is administratively practicable.

(2) Change in Control. The Employer may terminate the Plan within the 30 days preceding or the 12 months following a Change in Control provided the Employer distributes all Plan Accounts (and must distribute the accounts under any substantially similar Employer plan which plan the Employer also must terminate) within 12 months following the Plan termination.

(3) Other. The Employer may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the Employer also terminates all Aggregated Plans in which any Participant also is a participant; (ii) the Plan makes no payments in the 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination; (iii) the Plan makes all payments within 24 months following the Plan termination date; and (iv) the Employer within 5 years following the Plan termination date does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(4) Applicable Guidance. The Employer may terminate the Plan under such other circumstances as Applicable Guidance may permit.

(C) Effect on Vesting. Any Plan amendment or termination will not reduce the Vested Accrued Benefit held in any Participant Account at the date of the amendment or termination and also may not accelerate vesting except as may be permitted without subjecting any Participant to taxation under Code §409A.

(D) Cessation of Future Contributions. The Employer may elect at any time to amend the Plan to cease future Elective Deferrals as of a specified date. In such event, the Plan remains in effect (except those provisions permitting the frozen contribution type) until all Accounts are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.

6.04 Severability. If any provision of the Plan is determined by a proper authority to be invalid, the remaining portions of the Plan will continue in effect and will be interpreted consistent with the elimination of the invalid provision.

6.05 Notice and Elections. Any notice given or election made under the Plan must be in writing and delivered (electronically, by facsimile, or by mail), to the Employer or to the Participant or Beneficiary as appropriate. The Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of actual receipts, or if given or made by certified mail, as of 3 business days after mailing.

6.06 Administration. This Plan shall be administered by a committee (“Committee”). The Chairman of the Board of Directors of the Employer shall constitute the sole member of the Committee unless the Chairman appoints one or more other individuals to serve on the Committee. The Committee shall have a chair, who shall be chosen from among its members or who is the sole member of the Committee. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and perform such other acts as the Employer reasonably may request. The Committee may retain agents to assist in the administration of the Plan and may delegate to agents or to an officer of the Employer such duties as it sees fit. The decision of the Committee or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Employer will indemnify, defend and hold harmless members of the Committee and any Employee designated by the Committee to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Committee member or Employee designated to assist in the administration of the Plan.

6.07 Account Statements. The Employer will provide each Participant with a statement of the Participant’s Vested Accrued Benefit at least annually as of the last Valuation Date in the Plan Year. The Employer also will provide Account statements to any Beneficiary of a deceased Participant with a Vested Accrued Benefit remaining in the Plan.

6.08 Accounting. The Employer will maintain for each Participant as is necessary for proper administration of the Plan, an Elective Deferral Account (and Retirement, In-Service and Education subaccounts.

6.09 Costs and Expenses. The Employer will pay the costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Employer will pay costs, expenses or fees charged by or incurred by the Trustee only as provided in the Trust or other agreement between the Employer and the Trustee.

6.10 Reporting. The Employer will report on Form W-2 Deferred Compensation for Participants who were Employees when compensation was deferred and will report on Form 1099-MISC Deferred Compensation for Participants who were not Employees when compensation was deferred, all in accordance with Notice 2005-1 and Applicable Guidance.

6.11 Claims Procedure.

(A) Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Employer, which shall respond in writing as soon as practicable.

(B) Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

1)	The reasons for denial, which specific reference to the Plan provisions on which the denial is based;
2)	A description of any additional material or information required and an explanation of why it is necessary; and
3)	An explanation of the Plan’s claim review procedure.

(C) Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Employer. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Employer of Claimant’s claim or request. The claim or request shall be reviewed by the Board of Directors which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(D) Final Decision. The decision on review shall normally be made within sixty (60) days after the Employer’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

VII. 2005, 2006 AND 2007 TRANSITION RULES AND PROVISIONS APPLICABLE

BECAUSE PLAN WAS EFFECTIVE BEFORE 2005

7.01 Code §409A Amounts. The terms of this Plan control as to any Compensation Deferred prior to January 1, 2005, in addition to all Compensation Deferred after December 31, 2004. Thus, all amounts under the Plan are considered “409A Amounts”.

7.02 2005, 2006 and 2007 Operational Rules. The following provisions apply to the Plan during the 2005 and 2006 Taxable Years, as specifically provided in each subsection.

(A) Good Faith. As to 409A Amounts, the Employer will operate the Plan during the 2005 and 2006 Taxable Years in good faith compliance in accordance with: (i) Notice 2005-1; (ii) Code §409A; and (iii) any Applicable Guidance as of the effective date hereof. The Employer also may operate the Plan consistent with the Prop. Treas. Reg. §1.409A before such regulations become effective and may apply such regulations to the extent that they are inconsistent with Notice 2005-1. Although the Employer intends this Plan document to comply with the provisions of Notice 2005-1 and of Prop. Treas. Reg. §1.409A, the Employer will not apply any Plan provision which is inconsistent therewith and, by December 31, 2007, will amend any such provision to comply with Applicable Guidance. The Employer and the Participants may not exercise discretion under the Plan in a manner that would violate Code §409A.

(B) Participant’s Revised Deferral Election. A Participant, on or before December 31, 2007, may make a new payment election as to any previously deferred 409A Amount, except that a Participant cannot in 2006 change payment elections with respect to payments that the Participant would otherwise receive in 2006, or to cause payments to be made in 2006, and a Participant cannot in 2007 change payment elections with respect to payments that the Participant would otherwise receive in 2007 or to cause payments to be made in 2007. Any such election must be a permissible election under Section 4.03(A), but an election under this Section 7.02(B) is not treated as a change in the timing or form of distribution and need not comply with Section 4.03(B) as it applies to such changes.

(C) 2005 Deferral Election by March 15, 2005. Notwithstanding Section 2.02, if the Plan was in existence on or before December 31, 2004 (as described in Notice 2005-1, Q/A 21), a Participant may make an Elective Deferral election as to 409A Amounts earned for service to the Employer through December 31, 2005. A Participant must make an election under this Section7.05(C) no later than March 15, 2005, and in accordance with the Plan terms as in effect on or before December 31, 2005. The election applies only as to amounts not paid or payable to the Participant at the time of the election. Any amounts subject to this election otherwise are 409A Amounts. This Section applies only to the 2005 Taxable Year and is applicable only if the Employer executed, on or before January 1, 2006, a separate amendment to the Plan that includes provisions similar to this subsection.

(D) Cancellation of Election/Participation. A Participant as to 409A Amounts, on or before December 31, 2005, may elect to cancel any or all existing Elective Deferral elections. The Plan will distribute to an affected Participant all 409A Amounts subject to an election under this 7.05(D) and the Participant will include such amounts in income, in the 2005 Taxable Year, or if later, in the Taxable Year in which such amounts are Vested. This section is applicable only if the Employer executed, on or before January 1, 2006, a separate amendment to the Plan that includes provisions similar to this subsection.

7.03 Incorporation of Applicable Guidance. In the event of Applicable Guidance that is contrary to any Plan provision, the Employer, as of the effective date of the Applicable Guidance, will operate the Plan in conformance therewith and will disregard any inconsistent Plan provision. Any such Applicable Guidance is deemed to be incorporated by reference into the Plan and to supersede any contrary provision during any period in which the Employer is permitted to comply operationally with the Applicable Guidance and before a formal Plan amendment is required.

IN WITNESS WHEREOF, PacifiCorp has caused this instrument to be signed by its duly authorized officer on this ___ day of December, 2006.

PACIFICORP
By:

Greg E. Abel, Chairman of the Board of Directors